SHARETRANSFER AGREEMENT

THIS SHARETRANSFER AGREEMENT (the "Agreement") is made and entered into as of the 16th day of July, 2015, by and between China Modern Agricultural Information, Inc.(hereinafter referred to as "Transferor") who is the sole shareholder ofValue Development Holdings, Ltd., a British Virgin Islands company (the "Company")and,through its wholly owned subsidairy, is a 60% shareholder of China Dairy Corporation Ltd.(the "Transferee").

WITNESSETH:

WHEREAS, the Transferorowns50,000ordinary shares (the "Shares"), par value $1.00per share, of the Company, which constitute 100% of the outstanding shares of the Company; and

WHEREAS, the Transferorowns100% of 50,000 ordinary shares, par value $1.00 per share, of Hope Diary Holdings Ltd, which constitute 100% of the outstanding shares ofHope Diary Holdings Ltd; and

WHEREAS, Hope Diary Holdings Ltd("Hope Diary") owns 6,000 ordinary shares, par value HK$ 1 of China Dairy Corporation Ltd,which constitute 60% of the outstanding shares ofChina Dairy Corporation Ltd; and

WHEREAS, the Transferor indirectly owns 60% of the issued and outstanding ordinary shares of Transferee through it ownership interest of Hope Diary; and

WHEREAS,the Transferor desires to transfer the Shares to the Transferee, and the Transferee desire to acquire the Shares from the Transferor, on and subject to the terms of this Agreement.

THEREFORE, the parties hereto hereby agree as follows:

1. Transfer of the Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, the Transferorshall transfer the Shares to the Transferee, and the Transferee shall acquire the Shares from the Transferor. No consideration will be received or paid as the Company and the Transferee are under common control by the Transferor and this transaction is a restricting of the Transferor's interests in the Company. After the transaction, the Transferee becomes the sole shareholder of the Company and the Company becomes the wholly-owned subsidairy of the Transferee. Therefore, the Transferor_shall own60%of the issued and outstanding shares of the Transferee which in turn owns 100% of the isused and outstanding shares of the Company.

2. Closing.

(a) The transfer of the Shares shall take place at a closing (the "Closing"), to be held at such date and time at the office as shall be determined by the parties.

(b) At the Closing, the Transferor shall deliver to the Transferee a certificate (or certificates) for the Shares, in proper form for transfer to the Transferee.

(c) At and at any time after the Closing, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such

other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

(d) All representations, covenants and warranties of the Transferee and Transferorcontained in this Agreement shall be true and correct on and as of the closing date with the same effect as though the same had been made on and as of such date.

3. Representations and Warranties of the Transferee. Transferee hereby makes the following representations and warranties to the Transferor:

(a) Transferee has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. No consent, approval or agreement of any individual or entity is required to be obtained by the Transferee in connection with the execution and performance by the Transferee of this Agreement or the execution and performance by the Transferee of any agreements, instruments or other obligations entered into in connection with this Agreement.

(b) This Agreement has been duly executed and delivered by the Transferee. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Transfereeenforceable against the Transferee in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

4. Representations and Warranties of the Transferor. Transferor hereby makes the following representations and warranties to the Transferee, which may be relied on by any subsequent Transferees of the Transferee's capital stock and their counsel:

(a) Transferor owns the Shares free and clear of all any and all liens, claims, encumbrances, preemptive rights, right of first refusal and adverse interests of any kind.

(b) Transferorhas the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out Transferor's obligations hereunder. No consent, approval or agreement of any individual or entity is required to be obtained by the Transferor in connection with the execution and performance by the Transferor of this Agreement or the execution and performance by the Transferor of any agreements, instruments or other obligations entered into in connection with this Agreement.

(c) This Agreement has been duly executed and delivered by the Transferor. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Transferor enforceable against the Transferor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

(d) There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Transferor'sknowledge, threatened against the Transferor or any of Transferor's properties. There is no judgment, decree or order against the Transferor that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(e) There are no material claims, actions, suits, proceedings, inquiries, labor disputes or investigations pending or, to the Transferor's knowledge, threatened against the Transferor or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation. No bankruptcy, receivership or debtor relief proceedings are pending or, to the Transferor's knowledge, threatened against the Transferor.

(f) The Transferorhas complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign Law, judgment, decree, injunction or order, applicable to it, the conduct of its business, or the ownership or operation of its business. References in this Agreement to "Laws" shall refer to any laws, rules or regulations of any federal, state or local government or any governmental or quasi-governmental agency, bureau, commission, instrumentality or judicial body (including, without limitation, any federal or state securities law, regulation, rule or administrative order).

5. Finder's Fee. Transferor represents and warrants that no person is entitled to receive a finder's fee from Transferor in connection with this Agreement as a result of any action taken by the Transferee or Transferor pursuant to this Agreement, and agrees to indemnify and hold harmless the other party, its officers, directors and affiliates, in the event of a breach of the representation and warranty. This representation and warranty shall survive the Closing.

6. Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the parties hereto, provided that such consent to terminate is in writing and is signed by all of the parties hereto.

7. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the Agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

(b) Severability. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

(c) Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Section 7(c). Notices shall be deemed to have been received on the date of personal delivery or telecopy or attempted delivery.

(d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law. By execution and delivery of this Agreement, each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the federal or state courts located in the State of Nevada; (ii) irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process made either (x) in the manner set forth in Section 7(c) of this Agreement (other than by telecopier), or (y) any other method of service permitted by law.

(e) Waiver of Jury Trial. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING TO ENFORCE THIS AGREEMENT OR ANY OTHER ACTION OR PROCEEDING WHICH MAY ARISE OUT OF OR IN ANY WAY BE CONNECTED WITH THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS.

(f) Parties to Pay Own Expenses. Each of the parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related expenses.

(g) Successors. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that neither party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other party.

(h) Further Assurances. Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

(i) Facsimile and Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

(j) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

(k) Headings. The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Transferor:

CHINA MODERN AGRICULTURAL INFORMATION, INC.

By:__________________________
Name: WANG Youliang
Title: Chief Executive Officer

Transferee:

HOPE DIARY HOLDINGS LTD.

By:__________________________
Name: WANG Youliang
Title: Director